EXHIBIT 99.1

Lexaria Bioscience Begins Coronavirus COVID-19 Drug Delivery Program

Kelowna, British Columbia– March 19, 2020 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a global innovator in drug delivery technology, announces it is commencing a program, in collaboration with leading laboratories in Canada and the USA, to study the benefits of Lexaria’s DehydraTECHTM drug delivery platform for enhancing delivery and effectiveness of certain antiretroviral drugs in the fight against coronavirus disease COVID-19.

Researchers around the world are currently investigating various antiretroviral drugs as potential candidates to combat COVID-19. Many of these are fat soluble and known to present significant bioavailability challenges in successfully reaching the human bloodstream when administered in oral form. Lexaria is an established leader in oral delivery of fat-soluble drugs.

Lexaria’s patented DehydraTECH technology has already been thoroughly studied and proven to deliver other fat soluble drugs with increases of up to 317% more drug quantified in blood in a human clinical study within the first 30 minutes of dosing relative to concentration matched controls, published in a peer-reviewed medical journal. If Lexaria’s technology demonstrates similar performance improvements in the drug delivery characteristics of antiviral drugs, it could be used to more effectively and more economically treat COVID-19 victims utilizing DehydraTECH-empowered drugs in a number of different oral medications.

As an initial step in the research program, Lexaria intends to conduct a pilot human pharmacokinetic exploratory study in healthy volunteers of three antiretroviral drugs that have previously been studied against other coronavirus strains, comparing DehydraTECH formulations to controls without Lexaria’s technology. Lexaria intends to conduct the study at a leading Canadian University where a study design and plan has already been submitted for ethics board approval. Lexaria will provide further details upon successful conclusion of the review process as well as study outcomes when available.

Additional research may include expanded pharmacokinetic and pharmacodynamic screening, including studies in appropriate coronavirus animal models for efficacy evaluation. If Lexaria’s technology is proven to increase delivery effectiveness of antiretroviral drugs, the Company will make its technology available to researchers throughout the world looking to maximize the effectiveness of their own drug investigations.

Enhancement of delivery properties of antiretroviral drugs is consistent with Lexaria’s strategy as drug delivery platform innovator for multiple applications and the Company believes DehydraTECH may prove useful to fight COVID-19.

The Company has already held discussions with certain laboratories that may be able to expand the number of prospective drugs using DehydraTECH under evaluation for coronavirus applications. Pending positive outcomes from its planned research activities, Lexaria will aggressively engage with prospective strategic partners to improve drug development where applicable as per its business model as a drug delivery technology licensor and provider, including in the fight against a number of other viruses and disease indications.

About Lexaria

Lexaria Bioscience Corp. is a global innovator in drug delivery technology. Its patented DehydraTECH™ drug delivery technology changes the way active pharmaceutical ingredients enter the bloodstream, promoting healthier ingestion methods, lower overall dosing and higher effectiveness for lipophilic active molecules. DehydraTECH increases bio-absorption; reduces time of onset; and masks unwanted tastes for orally administered bioactive molecules including nicotine, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs) and other molecules. Lexaria has licensed DehydraTECH to multiple companies for use in various oral application formats, including to a world-leading tobacco producer for the development of smokeless, oral-based nicotine products. Lexaria operates a licensed in-house research laboratory and holds a robust intellectual property portfolio with 16 patents granted and over 60 patents pending worldwide.

www.lexariabioscience.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Bioscience Corp.

Chris Bunka, CEO

(250) 765-6424

Or

NetworkNewsWire (NNW)

www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements, including but not limited to: that any additional patent protection will be realized or that patent achievements will deliver material results. Such forward-looking statements are estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation and regulatory approvals, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process and other factors which may be identified from time to time in the Company’s public announcements and filings. There is no assurance that existing capital is sufficient for the Company’s needs or that it will be able to raise additional capital. There is no assurance the Company will be capable of developing, marketing, licensing, or selling products containing cannabinoids, nicotine, anti-viral or any other active ingredient. There is no assurance that any planned corporate activity, scientific research or study, business venture, letter of intent, technology licensing pursuit, patent application or allowance, consumer study, or any initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria-produced products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.